EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, relating to the registration of additional 500,000 Ordinary Shares for issuance under the Registrant’s Kamada Ltd.’s (the “Company”) 2011 Employees Share Option Plan, of our reports dated April 28, 2015, with respect to the Company's consolidated financial statements for the year ended December 31, 2014 included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on April 28, 2015.

/s/ KOST, FORER, GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel
November 10, 2015